UNITED STATES

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Coeur Mining, Inc.

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Explanatory Note

Coeur Mining, Inc. (“Coeur”) is filing a copy of a slide presentation dated April 28, 2016 intended to be used in meetings with stockholders.

 Coeur 2016 Proxy Statement:Strong Alignment of Pay and Performance  April 28, 2016

 Cautionary Statements  This presentation contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, costs, and free cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Coeur Mining, Inc. (“Coeur” or the “Company”), performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission (“SEC”), and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Forms 10-K and 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. Non-U.S. GAAP Measures - We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including adjusted all-in sustaining costs and adjusted EBITDA. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe adjusted all-in sustaining costs and adjusted EBITDA are important measures in assessing the Company's overall financial performance.

 Cautionary Statements (continued)  Reserves, Resources and Mineralized Material Coeur is subject to the reporting requirements of the U.S. Securities Exchange Act of 1934 and applicable Canadian securities laws, and as a result we report our mineral reserves according to two different standards. Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of NI 43-101 are adopted from those given by the Canadian Institute of Mining, Metallurgy and Petroleum. U.S. reporting requirements, however, are governed by the Securities and Exchange Commission Industry Guide 7 (“Guide 7”). Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. Under Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. In our public filings in Canada and in certain other announcements not filed with the SEC, we disclose measured, indicated and inferred resources, each as defined in NI 43-101, in addition to our mineral reserves. U.S. investors are cautioned that, while the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” are recognized and required by Canadian securities laws, Guide 7 does not recognize them. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into Guide 7 compliant reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically. In this presentation, and in our other filings with the SEC, we modify our estimates made in compliance with NI 43-101 to conform to Guide 7 for reporting in the United States. In this presentation, we use the term “mineralized material” to describe mineralization in mineral deposits that do not constitute “reserves” under U.S. standards. “Mineralized material” is substantially equivalent to measured and indicated mineral resources (exclusive of reserves) as disclosed for reporting purposes in Canada, except that the SEC only permits issuers to report "mineralized material" in tonnage and average grade without reference to contained ounces. We provide disclosure of mineralized material to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements. We caution you not to assume that all or any part of mineralized material will ever be converted into Guide 7 compliant reserves.

 Important Additional Information  In connection with the solicitation of proxies, Coeur Mining, Inc. (“Coeur” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated March 29, 2016 (the “Proxy Statement”). The Proxy Statement contains important information about Coeur and its 2016 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Coeur through the web site maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Coeur by contacting Investor Relations in writing at Coeur Mining, Inc., Investor Relations, 104 S. Michigan Avenue, Suite 900, Chicago, IL 60603 or by telephone at (312) 489-5800. The Proxy Statement and other SEC filings are also available at www.investors.coeur.com. The contents of the web sites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also call our solicitors if they have questions or need assistance voting their shares, or with requests for additional copies of the proxy materials: Morrow & Co. at (203) 658-9400.

Executive Summary

COEUR MINING®

Coeur Mining, Inc. strongly disagrees with the negative vote recommendation of Institutional Shareholder Services, or ISS, with respect to the advisory vote on executive compensation, or "Say-on-Pay" proposal to be voted on at Coeur's annual meeting of stockholders on May 10, 2016. In its report, ISS asserts that there is a misalignment between Company performance and the compensation of our CEO.

<u>We strongly disagree with ISS's analysis for three reasons:</u>

1. **Due primarily to unprecedented declines in silver and gold prices the past three years (54% and 35%, respectively), Coeur's three-year total stockholder return or "TSR" was negative 53%. During the same three-year period, our CEO's total realizable pay declined 43% compared to grant date pay and proxy named executive officer or "NEO" realizable pay was 44% lower than grant date pay. *<u>This reflects a high degree of alignment between TSR and executive compensation</u>***
   - Zero payout for performance shares granted in 2012 and 2013 (forfeiture of $1.3 million of original target award value for CEO)
   - Significant loss in value of restricted stock vesting in 2015, in line with stock price decline (84% loss in value for CEO)
   - Value of 2013 $1.8M long-term incentive plan ("LTIP") grant to CEO declined by 97%, resulting in CEO realizing $46,693 of value

2. **Coeur has met or exceeded its annual performance targets the past two years, which are rigorous and are designed to support the execution of the Company's strategy that is intended to create long-term stockholder value**
   - The impact of the Company's strategy and its success in achieving its annual targets is being validated in 2016
   - Year-to-date[1], Coeur's stock has increased by over 178%, compared to the Coeur-defined and Glass Lewis-defined peer groups which have each increased 66% and the ISS-defined peer group which has increased 28%

3. **Despite strong performance relative to its annual performance targets, the Company's Compensation Committee exercised negative discretion given the negative TSR, which significantly lowered annual incentive payouts to NEOs. It also incorporated feedback from stockholders into plan design going forward.**
   - Company performance component of the annual incentive plan ("AIP") was reduced from 135% of target to 110% despite strong operational performance versus internal strategic goals
   - Individual component of AIP was capped at 100%, half of prior level, with highest ratings at 95%

For the reasons set forth above and in this presentation, we believe ISS's recommendations are based on incomplete and inaccurate analysis and we urge you to vote "FOR" the advisory vote on executive compensation.

1. As of April 22, 2016.

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 Relevant Terms  We use the following terms in this presentation and in Coeur’s 2016 Proxy Statement to describe our operations and results, some of which are non-GAAP financial measures. Please see non-GAAP reconciliation tables in the appendix to this presentation.  Term  Definition  AISC1  All-in sustaining costs  Ag  Silver  AgEq  Silver equivalent. Silver equivalence assumes silver to gold ratio of 60:1 unless otherwise noted. Average realized prices used for realized costs for FY 2013, 2014, and 2015 and 1Q 2016 were $23.94, $18.87, $15.46, and 15.16 for silver, respectively, and $1,327, 1,1252, $1,143, and $1,178 for gold, respectively.  FCF/free cash flow  Cash flow from operating activities, excluding capital expenditures and royalty payments   Unit costs  AISC/realized AgEq ounce  Coeur uses AISC (as defined by the World Gold Council) per AgEq ounce to evaluate the Company’s current operating performance and life of mine performance from discovery through reclamation. We believe this measure assists investors, analysts, and other stakeholders in understanding the costs associated with producing silver and gold and assessing our operating performance and ability to generate free cash flow from operations. As previously disclosed, for purposes of the Supplemental Incentive opportunity described in this presentation, the baseline AISC per AgEq ounce was adjusted to make achievement of the goal more difficult, by measuring cost reductions off a normalized level of general and administrative expenses rather than the elevated level of actual G&A expenses in 2013 due primarily to the relocation of the Company’s corporate office to Chicago, IL.

Pay-for-Performance: Responses to ISS Report

COEUR MINING®

ISS Comment	Coeur Response

Negative Company financial performance	• As shown in the charts on slides 16 and 17, Coeur's stock price and financial performance have a strong correlation to silver prices and is highly leveraged to changes in gold and silver prices.
	  • In 2015, average realized prices for silver and gold were 18% and 9% lower, respectively, than in 2014, which contributed to negative stock price performance
	  • In 2016 to date[1], Coeur's stock price has increased over 178%, while gold has increased 16% and silver has increased 22%, further demonstrating Coeur's leverage to changes in metals prices
	• Despite the challenging metals price environment in 2015, tremendous progress was made to reposition and strengthen the Company and create long-term value for stockholders
	  • Industry leading cost reductions
	    ▪ Reduced unit costs[2] by 22% compared with 2014 and 30% compared with 2013
	    ▪ Cut G&A by over 40% over the past two years
	  • 38% increase in adjusted EBITDA[2] compared to 2014 despite lower metals prices
	  • Two significant high-return acquisitions completed
	  • Discovered new, high-grade mineralization around existing operations
	• Strong 1Q 2016 cost performance, combined with rising metal prices, contributed to a 16% increase in quarterly adj. EBITDA[2] since 4Q 2015 and a 46% increase compared with the same quarter last year

Year over year increase in CEO total pay tied to multi-year CEO supplemental incentive opportunity	• CEO base salary for 2016 same for third year in a row
	• 21% lower AIP payout than in 2014
	• Significant erosion in value of 2013 and 2014 LTIP grants
	• Increase primarily attributable to payout of Component 1 of CEO supplemental incentive opportunity tied to an 18% AISC reduction since 2013
	  • Arrangement entered into in 2014 for continuity purposes while Coeur executes its multi-year strategy to transform the Company to higher grades, lower unit costs, higher margins and free cash flow
	  • Award only partially achieved - component tied to TSR through 12/31/15 not satisfied
	  • Award relates to rigorous goals integral to achievement of the multi-year strategy

1. As of April 22, 2016.
2. See non-GAAP reconciliation tables in the appendix to this presentation.

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Pay-for-Performance: Responses to ISS Report (cntd)

COEUR MINING®

ISS Comment	Coeur Response

Above-target annual incentive payout despite negative financial performance	• AIP payments tied to internal operational and financial goals that are directly aligned with multi-year strategic initiatives and value creation for stockholders:
	  • Increasing production
	  • Reducing costs
	  • Increasing operating cash flow
	  • Operating safely and responsibly
	• 2015 Company AIP targets set above 2014 levels
	• Strong Company performance result of 135%
	• In light of Coeur's TSR performance, falling metals prices and in response to stockholder outreach efforts, the Compensation Committee exercised negative discretion to reduce Company performance to 110% for NEOs and capped individual performance levels at 100%.
	• Approximately 20% lower 2015 AIP payout to NEOs than in 2014
	• Beginning in 2016, 100% of CEO AIP incentive tied to Company performance

Increased equity grant and above-median benchmarking of long-term equity grants	• Target LTIP grant values remained constant in 2015; increased number of shares due to lower stock price at grant date
	• 60% of LTIP grant in the form of performance shares tied to rigorous goals (as evidenced by zero payout for 2015 and 2014 performance cycles).
	• LTIP target awards set at or above median of peer group to encourage and reward performance that drives stockholder value and retains talent; realizable pay tied to strong Company performance
	• Metrics tied to long-term stockholder value creation: outperforming peers on TSR and increasing operating cash flow per share and reserves and mineralized material per share
	• Significant changes made by Compensation Committee for 2016:
	  • NEO award values now targeted within a variable range
	  • 2016 LTIP grant values:
	    • reduced by at least 20% to account for low stock prices
	    • at low end of new variable range
	    • 2015 fixed percentages at high end of new variable range

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 Multiyear CEO Compensation Aligned with Stockholder Returns    Realizable pay as of 12/31/201543% reduction primarily attributable to zero payout of 2013 grant of performance shares, sharp decrease in value of restricted stock and all stock options being significantly “underwater”  Significant Reduction in Value of 2013-2015 Realizable CEO Compensation  1. “SCT” means the Summary Compensation Table included in Coeur’s 2016 Proxy Statement.* “Cash Incentives Paid” includes $1M one-time payout for significantly beating multi-year cost reduction goal under CEO’s supplemental incentive opportunity.

 Strong Link Between Realized Pay and Stockholder Returns  97% decline in value of 2013 CEO equity grant due to:Zero payout of performance shares for the 2013-2015 periodSignificant decline in value of restricted stock and all stock options significantly underwater; in line with TSR (realized value of $46,693 as of 12/31/15)

 Status of 2013-2015 CEO LTIP Grants  Significant loss in value of restricted stock and 0% of performance shares and options “in the money” as of 12/31/15, consistent with negative three-year TSR  Grant Year  Type of Award  Value at Grant  Realized or “In the Money” as of 12/31/15  Unvested or “At-Risk” as of 12/31/15  2013    Stock Options  $450,264  $0   $0    Restricted Stock  $449,989  $31,129  $15,564    Performance Shares  $1,175,545  $0  $93,3871  2014    Stock Options  $0  $0  $0    Restricted Stock  $779,990  $57,985  $115,970    Performance Shares  $1,330,968  $0  $260,9331  2015    Stock Options  $0  $0  $0    Restricted Stock  $687,433  $0  $306,074    Performance Shares  $1,289,404  $0  $459,1121  Total     $6,163,593  $89,114  $1,251,041    Represents value based on the closing stock price on December 31, 2015 assuming performance shares are paid out at target and does not represent speculation of whether such performance shares will vest in accordance with the terms of our LTIP. Performance shares granted in 2013 were forfeited with zero payout in January 2016.

2015 AIP – Exercise of Negative Discretion

COEUR MINING®

- Targets designed to drive progress toward multi-year strategic initiatives
  - Silver equivalent production[1]: 35.2M (35.6M achieved)
  - Cash operating costs per silver equivalent ounce[1]: $13.68 ($13.08 achieved)
  - Operating cash flow: $87.5M ($113.5M achieved)
  - Safety and environmental performance: no employee fatalities, declining LTIFR[2], no notices of violation (NOVs), decline in permit exceedances, etc.

Metric	2015 Result (% of target)	Weight	Weighted Payout (% of target)
AgEq Production	110%	25%	28%
Cash Operating Cost/AgEq ounce	125%	25%	33%
Operating Cash Flow	200%	25%	50%
Safety and Environmental Performance	100%	25%	25%
Total			135%
Adjusted Total Due to Negative Discretion of Compensation Committee			**110%**

- Despite strong performance against targets, the Compensation Committee elected to exercise negative discretion due to Coeur's TSR performance, falling metals prices and the macroeconomic environment, as well as input received from stockholders

1. Silver equivalent targets reflect a 60:1 silver to gold price ratio during the period consistent with the Company's financial reporting
2. "LTIFR" means lost-time injury frequency rate.

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 Board Responded to Stockholder Feedback    Stockholder Feedback  Response  Reduce AIP to account for negative TSR year  Compensation Committee exercised negative discretion to reduce NEO AIP payouts; payouts approximately 20% lower than 2014 for each NEO  Variable rather than fixed LTIP grants  Changed LTIP grant percentages (of base salary) from fixed to variable starting in 2016 with 2016 grants at low end of variable range (down 20% from 2015 grants)  Ensure strong pay-for-performance alignment  NEOs compensated for achieving both (i) objectives directly tied to creation of long-term stockholder value and (ii) strong relative TSR performance Zero payout for performance shares granted in 2012 and 2013Value of vested restricted stock sharply lower due to lower stock price  Target median of peer group  Base salaries generally set at or below median of peer group, with CEO salary the same for third consecutive yearAIP and LTIP target awards set at or above median of peer group to encourage and reward performance that drives stockholder value and retains talent  AIP and LTIP performance metrics should encourage long-term performance  In 2015, strong operational performance led to achievement of annual goals intended to create long-term stockholder valueLTIP metrics encourage our executive team to build a stronger Company in the long-term by rewarding NEOs for outperforming peers on TSR and increasing operating cash flow per share and reserves and mineralized material per share  Proactive Changes to NEO Compensation in 2016 Reflects Engagement with Stockholders

Executive Compensation: Pay-for-Performance Philosophy

COEUR MINING®

Objectives

- Drive performance against critical strategic goals designed to create long-term stockholder value
  - Majority of executive compensation in the form of variable compensation
- Attract and retain highly skilled executives

Guiding Principles

- Performance-based; provides leverage
  - Reward company-wide results in addition to individual performance on objectives under the executives' control
- Meaningful and market competitive
  - Median salaries
  - Annual incentive target opportunities (AIP) between the 50th and 75th percentile
  - Long-term incentive opportunities (LTIP) between the 50th and 75th percentile
  - Standard all employee benefits and below-market executive benefits
- Aligned with stockholders; "cuts both ways"
  - Provide a significant portion of compensation in the form of equity-based awards
- Transparency and simplicity
  - Clearly communicate both the targets and the incentive pay programs used to reward the achievement of these results

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 Leading Executive Compensation Practices   What We Do  What We Do Not Do  Pay for performance with strong alignment of realized pay to TSR  No excise tax gross-ups, tax gross-ups on perquisites or tax gross-ups applicable to change-in-control and severance payments  Proactive stockholder outreach with meaningful compensation program changes made based on feedback  No hedging Coeur stock  Annual Incentive Plan metrics drive stockholder value, with rigorous goals tied to Board-approved budget  No pledging Coeur stock  Majority of equity compensation in the form of performance shares with 3-year cliff vesting tied to relative TSR and rigorous value-driving internal performance metrics (zero payout last two years)  No holding Coeur stock in margin accounts  Majority of compensation “at-risk”  No employment contracts for NEOs other than CEO  Independent compensation consultant  No re-pricing of stock options or SARs without stockholder approval  Modest perquisites  No guaranteed bonuses for NEOs  “Double trigger” equity acceleration upon a change-in-control  No “single trigger” cash severance based solely upon a change-in-control of the company  Stock ownership guidelines for our directors and executive officers    Clawback policy    Annual stockholder “say on pay” vote

 166%  122%  YTD Relative Price Performance  Source: Capital IQ as of April 22, 2016.Note: Coeur-defined peers include AG, SWC, CG, HOC, NGD, AGI, AEM, HL, PAAS, OGC, PPP, THO, and SSRI. Glass Lewis-defined peers include PAAS, SWC, HL, SSRI, AG, NGD, CG, GSC, AEM, TCM, IMG, EDR, ELD, CS, and MUX. ISS-defined peers include AP, HAYN, MCPIQ, RGLD, CAS, GSM, KALU, SWC, SXC, MTRN, HL, CMP, TCM, ZEUS, ZINCQ, and HNH.  Coeur’s Stock has Significantly Outperformed the Peer Groups and Gold and Silver Prices YTD, Further Demonstrating Coeur’s Superior Leverage to Metal Prices    116%       278%  128%    166%

 Coeur’s Equity is Highly Leveraged to Gold and Silver Prices  As of April 18, 2016. These tables were prepared using data provided by BMO Capital Markets. Coeur has not verified the assumptions made or the accuracy of the data used to create these tables. There can be no assurance that this information is indicative of the future performance of Coeur or others or that actual results or performance in response to the changes in the price of silver or gold will be consistent with this information. Accordingly, you should not rely on this information. Coeur does not intent to update or otherwise revise this information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated event, even in the event that any or all of the underlying assumptions are shown to be in error.  Coeur Remains Highly Leveraged to Metals Prices, Particularly Gold, Given over 60% of Coeur’s Revenue is Now Attributable to Gold  NPV 5% - Sensitivity to 10% Increase in Gold Price  NPV 5% - Sensitivity to 10% Increase in Silver Price

Industry-Leading Cost Reductions

- 2015 adj. AISC per realized AgEq oz[1] were $14.32, a 22% reduction from 2014 and a 30% reduction from 2013
- 2015 adj. AISC per AgEq oz[1], using a 60:1 ratio, were $16.16, a 16% reduction from 2014 and an 18% reduction from 2013
- 1Q 2016 adj. AISC per realized AgEq oz[1] were $13.73, a 25% reduction from 2014 and a 32% reduction from 2013
- 1Q 2016 adj. AISC per realized AgEq oz[1] were $16.05, a 17% reduction from 2014 and an 18% reduction from 2013
  - In the chart below, we show silver and gold equivalents on both an assumed 60:1 silver-gold ratio, and the ratio reflecting actual silver and gold prices for the period. The 60:1 ratio is a common industry metric, but the actual realized price ratio more accurately reflects our actual costs of production.
- Demonstrates strategic initiatives are taking hold and reshaping the Company
- Continuing to advance strategy in 2015 and expect it to lead to further cost reductions, production growth, and strong sustainable free cash flow at current or even lower metals prices

Companywide Adj. AISC / AgEq oz[1]



$ per AgEq oz
$20.34
$19.59
$19.23
$18.34
$16.16
$16.05
$14.32
$13.73
FY'13
FY'14
FY'15
1Q'16
60:1 AgEq
Realized AgEq

1. See non-GAAP reconciliation tables in the appendix to this presentation. For purposes of silver and gold equivalence, a 60:1 ratio is assumed except where noted as average realized prices.
Note: Wharf excluded from 1Q 2015 costs as no sales were recorded.

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 Coeur is Consistently and Aggressively Reducing Operating Costs  Coeur is an Industry-Leader in Consistently Reducing Costs  Note: Percentage decline or increase in primary per ounce cost metric as publicly reported by each company in their full-year 2015 financial results.   % Decline 4Q 2015 vs 4Q 2014  % Decline FY 2015 vs FY 2014  % Decline FY 2015 vs FY 2013

Highlights: 2015 and 2016 to date

- ✓ 2015 silver and gold production increased by 11% year-over-year to 35.6M silver equivalent ounces[1], at the high-end of guidance established at the beginning of 2015
- ✓ Significantly reduced 2015 unit costs[2] by 22%, which beat guidance established at the beginning of 2015; 1Q2016 unit costs[2] decreased by 14% from same quarter last year
- ✓ Reduced corporate G&A by 20% YOY and over 40% compared to 2013 levels
- ✓ Acquired two high-return assets to augment Coeur's diversified portfolio of silver and gold mines
- ✓ Expanded underground mining rates at the high-grade, higher-margin Guadalupe deposit at the Palmarejo complex ahead of plan
- ✓ Reduced gold stream obligation at Palmarejo negotiated in 2014 expected to take effect in 3Q 2016
- ✓ Commenced production from Independencia in early 2016, which is expected to further grow Palmarejo's future production and cash flow
- ✓ Discovered new high-grade silver and gold mineralization at Palmarejo, Kensington and Rochester
- ✓ Strengthened and maintained balance sheet flexibility by providing sufficient liquidity to support critical investments
- ✓ Operated safely and responsibly, with strong overall health, safety and environmental performance

1. For purposes of silver and gold equivalence, a 60:1 ratio is assumed except where noted as average realized prices.
2. See non-GAAP reconciliation tables in the appendix to this presentation.

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Appendix

 in thousands except per ounce costs  1Q 2016  FY 2015  FY 2014  FY 2013  Costs applicable to sales, including amortization (U.S. GAAP)  $128,469  $617,938  $635,516  $691,969  Amortization  26,914  138,284  157,571  228,033  Costs applicable to sales   101,555  479,654  477,945  463,663  Treatment and refining costs  1,158  4,801  4,943  6,964  Sustaining capital  16,710  53,362  61,199  88,305  General & administrative  8,276  32,834  40,845  55,343  Exploration  1,731  11,647  21,740  22,360  Reclamation  3,759  16,769  7,468  3,746  Project & pre-development costs  1,588  5,674  16,588  11,869   Total  134,747  604,741  630,728  $652,250  Silver equivalent ounces sold  8,275  36,660  31,983  32,888  All-in sustaining costs per silver equivalent ounce  $16.28  $16.50  $19.72  $19.83  Inventory adjustments  (0.23)  (0.34)  (0.49)  (0.24)  Adjusted all-in sustaining costs per silver equivalent ounce  $16.05  $16.16  $19.23  $19.59  All-in sustaining costs per realized silver equivalent ounce  $13.93  $14.62  $18.81  $20.58  Inventory adjustments  (0.20)  (0.30)  (0.47)  (0.25)  Adjusted all-in sustaining costs per realized silver equivalent ounce  $13.73  $14.32  $18.34  $20.34  Non-GAAP to U.S. GAAP Reconciliation (unaudited)  All-In Sustaining Costs

         Non-GAAP to U.S. GAAP Reconciliation (unaudited)  Adjusted EBITDA   in thousands  1Q 2016  4Q 2015  1Q 2015  Net income (loss)  ($20,396)  ($303,000)   ($33,287)  Interest expense, net of capitalized interest  11,120  11,758  10,765  Other, net  (1,314)  (14,240)  2,511  Income tax provision (benefit)  2,103  (13,521)  68  Amortization  27,964  36,190  33,090  EBITDA  19,480  (287,104)  13,147  Fair value adjustments, net  8,695  (1,546)  4,884  Corporate reorganization costs  --  133  --  Transaction-related costs  --  99  1,975  Inventory adjustments  1,944  4,901  3,684  Write-downs  4,446  313,337  --  Adjusted EBITDA  $34,565  $29,810  $23,690

 Board of Directors  Robert E. Mellor – Former Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; member of the board of directors of CalAtlantic Group, Inc. (national residential home builder) since October 2015; member of the board of directors of The Ryland Group, Inc. (national home builder, merged with another builder to form CalAtlantic) from 1999 until October 2015; member of the board of directors of Monro Muffler/Brake, Inc. (auto service provider) since August 2010 and lead independent director since April 2011; and former member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) from March 2010 until December 2015 when it merged with another company.Mitchell J. Krebs – President and Chief Executive Officer. (See prior slide)Linda L. Adamany – Member of the board of directors of Leucadia National Corporation, a diversified holding company engaged in a variety of businesses, since March 2014; non-executive director of Amec Foster Wheeler plc, an engineering, project management and consultancy company, since October 2012; member of the board of directors of National Grid plc, an electricity and gas generation, transmission and distribution company, from November 2006 to November 2012. Served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc's Refining & Marketing segment, a $45 billion business at the time.Kevin S. Crutchfield –Chairman and Chief Executive Officer of Alpha Natural Resources, Inc. He has been with Alpha Natural Resources since its formation in 2003, serving as Executive Vice-President, President, Director, Chief Executive Officer and most recently the additional responsibility of Chairman. Mr. Crutchfield is a 25-year coal industry veteran with technical, operating and executive management experience and is currently the Chairman of the National Mining Association and the American Coalition for Clean Coal Electricity. Sebastian Edwards – Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present; Chairman of the Inter American Seminar on Economics from 1987 to present; member of the Scientific Advisory Council of the Kiel Institute of World Economics in Germany from 2002 to present; and research associate at the National Bureau of Economic Research from 1981 to present.Randolph E. Gress – Retired Chairman and Chief Executive Officer of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional specialty ingredients for the food, beverage, dietary supplements, pharmaceutical and industrial end markets. Mr. Gress has been with Innophos since its formation in 2004 when Bain Capital purchased Rhodia SA's North American specialty phosphate business. Prior to his time at Innophos, Mr. Gress was with Rhodia since 1997 and held various positions including Global President of Specialty Phosphates (with two years based in the U.K.) and Vice-President and General Manager of the NA Sulfuric Acid and Regeneration businesses. From 1982 to 1997, Mr. Gress served in various roles at FMC Corporation including Corporate Strategy and various manufacturing, marketing, and supply chain positions.John H. Robinson – Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006. Chief Executive Officer of Nowa Technology, Inc. (development and marketing of environmentally sustainable wastewater treatment technology) from 2013 to 2014. Vice Chairman of Olsson Associates (engineering consultants) from 2004 to 2005. Chairman of EPCglobal Ltd. (professional engineering staffing) and Executive Director of MetiLinx Ltd. (software) from 2003 to 2004. Executive Director of Amey plc (business process outsourcing and construction) from 2000 to 2002. J. Kenneth Thompson – Member of the Board of Directors of Alaska Air Group, Inc. (parent company of Alaska Airlines and Horizon Air), Pioneer Natural Resources Company (oil and gas), and Tera Tech, Inc. (engineering consulting). President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000.

 Executive Leadership  Mitchell J. Krebs – President and Chief Executive Officer. During his twenty year tenure with Coeur, Mr. Krebs has led nearly $2 billion in capital raising and debt restructuring activities and has facilitated over $2 billion of acquisitions and divestitures. Mr. Krebs was previously Coeur‘s Chief Financial Officer and held various positions in the corporate development department, including Senior Vice President of Corporate Development. Mr. Krebs is a Director of the National Mining Association, President of the Silver Institute, and is on the Board of World Business Chicago.Peter C. Mitchell – Senior Vice President and Chief Financial Officer. Mr. Mitchell came to Coeur from Taseko Mines Limited where he served as Chief Financial Officer, leading Taseko's financial operations, including sourcing strategic capital to fund the company's strategic growth plan. Previously, Mr. Mitchell was involved in leading and managing growth in private equity portfolio companies through acquisitions, integrations and greenfield initiatives.Frank L. Hanagarne, Jr. – Senior Vice President and Chief Operating Officer. Mr. Hanagarne was most recently Chief Operating Officer of Valcambi, SA, a precious metal refiner in Switzerland. Prior to his appointment as operations head of Valcambi in early 2011, Mr. Hanagarne was a Director of Corporate Development for Newmont Mining Corporation. Mr. Hanagarne's 17 years of service at Newmont has included positions of increasing responsibility within key areas of Newmont's operations and business functions as well as environmental, health and safety. Casey M. Nault – Senior Vice President, General Counsel and Secretary. Mr. Nault has extensive experience as a corporate and securities lawyer, including prior in-house positions with Starbucks and Washington Mutual and law firm experience with Graham & Dunn in Seattle and Gibson, Dunn & Crutcher in Los Angeles. His experience includes securities compliance and SEC reporting, corporate governance, mergers and acquisitions, public and private securities offerings and other strategic transactions.Humberto Rada – President, Coeur South America and of Coeur’s Bolivian subsidiary Empresa Minera Manquiri, S.A. Prior to joining Coeur in July 2008, Mr. Rada served as General Manager for Newmont Mining Corporation’s Bolivian company Inti Raymi. Mr. Rada is currently President of Bolivia’s National Mining Association and has over 23 years of experience in South American mining and finance. Hans Rasmussen – Senior Vice President, Exploration. Mr. Rasmussen has 30 years of experience in the mining business, 16 years of which were with senior producers Newmont Mining and Kennecott/Rio Tinto; as well as serving as a consultant for senior producers such as BHP, Teck-Cominco and Quadra Mining. Since 2004, he has been an officer or served on the Board of Directors of several junior public exploration companies with gold and silver projects in Quebec, Nevada, Argentina, Chile, Colombia, Peru, and Bolivia.

 Corporate Office: Coeur Mining, Inc. 104 S. Michigan Ave, Suite 900 Chicago, Illinois 60603Main Tel: (312) 489-5800Stock Ticker: CDE: NYSEWarrant Ticker: CDM.WT: TSXWebsite: coeur.comContact:  Contact Information  Rebecca HusseyManager, Investor Relationsrhussey@coeur.com